Exhibit 10.12

FTS International, Inc.

Description of 2017 Short-Term Incentive Plans

In December 2016, the board of directors approved a 2017 short-term incentive plan, or STIP, to motivate employees to drive outstanding company performance, provide flexibility given the uncertain business environment and improve employee retention. The named executive officers are eligible to participate.

The STIP provides for quarterly cash incentives contingent on achievement of quarterly metrics consisting of:

•                  Financial targets for Adjusted EBITDA;

•                  Safety performance as measured by our total recordable incident rate, or TRIR; and

•                  Department key performance indicators, or KPIs.

Each named executive officer has an annual bonus target award calculated as a percentage of his base salary, depending on his position, as set forth in the following table:

Name	Target Award as a Percentage of Base Salary

Michael J. Doss Chief Executive Officer	100%

Buddy Petersen Chief Operating Officer	80%

Perry A. Harris Senior Vice President, Commercial	60%

The payouts for the named executive officers under the STIP are based 55% on the financial target, 20% on the safety target and 25% on KPIs. The targets are reset quarterly. The board has set the financial and KPI targets for the first quarter of 2017. All incentive payments are contingent upon the minimum financial targets being achieved. No named executive officer is guaranteed a payment under the STIP.